UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 26, 2012

Omni Bio Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5350 South Roslyn, Suite 430, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

(303) 867-3415
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On September 26, 2012, the Company executed an exclusive license agreement (the “License”) with the Regents of the University of Colorado for one international patent application (Patent Cooperation Treaty, PCT) and four United States provisional patent applications that focus on Alpha-1 antitrypsin (“AAT”) fusion molecules (“Fc-AAT”) and methods of use of these molecules. A copy of the License is filed herewith as Exhibit 10.1.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2012, Omni Bio Pharmaceutical, Inc. (the “Company”) executed an agreement (the “Agreement”) with James Crapo, Omni Bio’s former chief executive officer, to provide consulting services to the Company in its Fc-AAT development program.  In exchange for his services over the six month term of the Agreement, Dr. Crapo will receive cash compensation of $7,500 per month, the partial payment by the Company of a premium for an insurance policy on Dr. Crapo’s behalf and a warrant (the “Warrant”) to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.35 per share.  The Warrant vests in two tranches, 250,000 immediately and 250,000 at the end of the six month term of the Agreement.  During the six month term, the Agreement is cancellable by either the Company or Dr. Crapo upon 30 days written notice.

Item 9.01        Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Exclusive License Agreement with the Regents of the University of Colorado dated September 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.

Date: October 2, 2012

By: /s/ Robert C. Ogden
Robert C. Ogden
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Exclusive License Agreement with the Regents of the University of Colorado dated September 26, 2012

4